Exhibit 99.42

THIS UNWIND DEED is made on December 2, 2019 among:

BETWEEN:

1)	[Dealer] at [Address] (“Dealer”); and

2)	Avia Holding Limited at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Counterparty”).

Reference is made to the Confirmation (the “Confirmation”) dated as of September 2, 2014 between Dealer and Avia Holding Limited (“Counterparty”) evidencing a funded collar transaction (the “Transaction”) relating to ordinary shares (“Shares”), par value Euro 0.01 per share, of AerCap Holdings N.V. (the “Issuer”), as amended from time to time prior to the date hereof. The purpose of this Unwind Deed (this “Unwind Deed”) is to memorialize the understanding and agreement of Dealer, Counterparty and Waha AC Coöperatief U.A. with regard to the unwind of the Transaction, including the conditions thereto, in connection with (x) the anticipated registered block sale of Shares by Counterparty to be effected immediately after market close on the date hereof (the “Block Sale”), pursuant to the underwriting agreement to be dated as of the date hereof by and among the Issuer, Counterparty, and the other parties thereto (the “Underwriting Agreement”) and (y) the concurrent repurchase of Shares by the Issuer (the “Repurchase”) pursuant to the Purchase Agreement to be dated as of the date hereof by and among the Issuer, Counterparty, and the other parties thereto. In connection with the closing of the Block Sale, the parties hereto will enter into an agreement (the “Settlement Agreement”) on the date hereof, together with the other parties thereto, specifying closing steps and obligations of the parties thereto.

As used herein, the terms “Closing Date” and “Purchase Price” have the meanings assigned to such terms in the Underwriting Agreement, and, unless otherwise specified, capitalized terms used but not defined herein shall have the meanings specified in the relevant Confirmation.

All provisions contained in each Agreement (as modified by, and as defined in, the relevant Confirmation) shall continue to govern the Transaction, except as expressly modified or amended below. In case of any inconsistency between the provisions of this Unwind Deed, on the one hand, and the Confirmation and Agreement, on the other hand, this Unwind Deed shall prevail.

Dealer and Counterparty acknowledge and agree that the unwind provisions set forth herein constitute final termination and settlement of the Transaction under the Agreement and the Confirmation.

A.	Termination of Transaction.

(i)

On the Closing Date and subject to Paragraph B below, the Transaction shall terminate upon Dealer’s receipt of the Termination Amount (as defined below), and Dealer’s delivery of the Returned Shares to the Block Settlement Account (as specified in Paragraph A(iii) below). Each of Dealer and Counterparty hereby agrees that, upon receipt of the Termination Amount and delivery of the Returned Shares to the Block Settlement Account: (a) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and the Collateral Custodian thereunder are cancelled and terminated as of the Closing Date; (b) Dealer releases and discharges Counterparty from and agrees not to make any claim against Counterparty with respect to any obligations of Counterparty arising out of, and to be performed in connection with, the Transaction after the Closing Date and; (c) Counterparty releases and discharges Dealer and Collateral Custodian from and agrees not to make any claim against Dealer or Collateral Custodian with respect to any obligations of Dealer of Collateral Custodian as the case may be, arising out of, and to be performed in connection with, the Transaction after the Closing Date. Each of the parties hereby represents and acknowledges to the other that, upon receipt of the Termination Amount by Dealer and delivery of the Returned Shares by Dealer, no further amounts are owed by Dealer or Counterparty or Collateral Custodian to any other party with respect to the Transaction.

(ii)

In consideration for the termination of the Transaction, and as a condition to the delivery of the Returned Shares, Counterparty shall, pursuant to the Settlement Agreement, cause to be paid to Dealer on the Closing Date a termination payment in US dollars (the “Termination Amount”) in immediately available funds equal to USD [_____________], which is (a) the Funded Collar Termination Amount minus (b) the Value of the Retained Shares, where:

“Funded Collar Termination Amount” means USD[_____________];

“Value of the Retained Shares” is equal to the product of the Purchase Price and the number of Retained Shares; and

“Retained Shares” means [___________] Shares, which is the number of Shares that constitute Dealer’s theoretical short delta hedge position with respect to the Transaction as of the date hereof, as determined by Dealer.

The parties agree and acknowledge that, pursuant to the Settlement Agreement, (x) Counterparty will irrevocably direct the Underwriter or Underwriters (as defined in the Underwriting Agreement), as the case may be, to pay the Termination Amount on the Closing Date directly to the account specified by Dealer out of the proceeds of the Block Sale, and (y) the Underwriter or Underwriters, as the case may be, will agree to pay the Termination Amount to Dealer on a delivery versus payment basis with respect to the Returned Shares.

(iii)

Upon receipt of the Termination Amount, Dealer shall promptly deliver (or cause to be delivered) the Returned Shares, on a delivery versus payment basis, to the account(s) specified by Counterparty to Dealer, which account(s) shall be an account of the Underwriter or Underwriters (as defined in the Underwriting Agreement) (the “Block Settlement Account”) and/or an account of the Issuer’s transfer agent (the “Repurchase Settlement Account”). Notwithstanding anything to the contrary in the Confirmation, the Custody Agreements or the Security Deed to the contrary, Dealer and/or the Collateral Custodian are hereby expressly instructed by Counterparty hereunder and pursuant to the Settlement Agreement to deliver the Returned Shares directly to the Block Settlement Account and/or Repurchase Settlement Account upon Dealer’s receipt of the Termination Amount, on a delivery versus payment basis. The parties agree and acknowledge that, upon such delivery of the Returned Shares, Dealer’s obligation to return Rehypothecated Collateral to Counterparty pursuant to the Confirmation shall be satisfied in full, and, without limiting the foregoing, the Retained Shares shall be deemed to have been returned by virtue of subtracting the Value of the Retained Shares from the Funded Collar Termination Amount.

As used herein, “Returned Shares” means [__________] Shares, which is (a) the aggregate Number of Shares for all Components of the Transaction that have not expired on or prior to the date hereof minus the Retained Shares, as determined by Dealer and notified to Counterparty prior to the Closing Date.

B.	Condition to Termination.

The termination of this Transaction shall be conditioned on the occurrence of the closing of the Block Sale on the Closing Date. The parties agree and acknowledge that, pending the occurrence of the Closing Date and termination of the Transaction, the expiration of all Components with Scheduled Valuation Dates occurring after the date hereof shall be suspended and such dates shall be deemed to be Disrupted Days. In the event the Closing Date does not occur under the Underwriting Agreement, then, in addition to the adjustments set forth in “Valuation Date” under the Confirmation, the Calculation Agent shall make further adjustments to the terms of the Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to Dealer.

C.	Release of Liens over Returned Shares.

Upon receipt of the Termination Amount, Dealer irrevocably and unconditionally:

(i)

releases and discharges the Counterparty from all present or future, actual or contingent liabilities, obligations, and security created, evidenced or conferred by, and all claims, actions, suit, accounts and demands arising under the Security Deed;

(ii)	reassigns and retransfers to the Counterparty all rights, interest and title to the Security Assets (as such term is defined in the Security Deed); and

(iii)	authorises the Counterparty to give notice on behalf of the Dealer of the releases under this Unwind Deed to any person on whom notice of any security interest created by the Security Deed was served.

The Dealer will, at the request and cost of the Counterparty, do all such things and enter into and execute all such deeds, documents, memoranda, agreements or instruments as may be reasonably necessary to give effect to the provisions of this paragraph C.

D.

Representations and Warranties. The representations and warranties of Counterparty set forth in the Agreement and the Confirmation are hereby incorporated by reference herein, mutatis mutandis, and are deemed to be made continuously as of and for the period beginning on the Applicable Time (as defined in the Underwriting Agreement) to and including the Closing Date (the “Representation Period”). For the avoidance of doubt, Counterparty represents and warrants to Dealer continuously during the Representation Period that Counterparty is not in possession of any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer.

E.

Rights of Third Parties. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Unwind Deed and no rights or benefits expressly or impliedly conferred by this Unwind Deed are enforceable under that Act against the parties to this Unwind Deed by any other person.

E.

Counterparts. This Unwind Deed may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Unwind Deed by one party to the other may be made by facsimile or email transmission in a pdf form.

F.

GOVERNING LAW. THIS UNWIND DEED AND ALL MATTERS AND ALL NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS UNWIND DEED SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF ENGLAND AND WALES.

G.

Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Unwind Deed including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Unwind Deed (“Proceedings”), each party irrevocably:

(i)

submits to the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court;

(ii)

waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii)	agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

G.	[Insert dealer-specific agency language or other boilerplate]

IN WITNESS WHEREOF this Unwind Deed has been duly executed as a deed and is delivered on the date stated at the beginning of this Deed.

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SIGNATORIES TO UNWIND DEED

EXECUTED as a DEED by

[DEALER] acting by:

By:	By:

Name:	Name:

Title:	Title:

EXECUTED as a DEED by

AVIA HOLDING LIMITED acting by:

as Director and Authorised Signatory:

Witness:
Name:
Address:
Occupation:

EXECUTED as a DEED by

WAHA AC COÖPERATIEF U.A. acting by:

as Director and Authorised Signatory:

Witness:
Name:
Address:
Occupation: